EXHIBIT 4.9


                 INDEPENDENT CONTRACTOR FEE/CONSULTING AGREEMENT
                 -----------------------------------------------

     THIS AGREEMENT is made and entered into on February 17, 2004 by and between NanoSignal Corporation, a Nevada corporation ("NNOS") and Jay McFadden, a resident of Reno, NV ("McFadden").

                                    RECITALS
                                    --------

     WHEREAS, NNOS is a public company trading on the OTCBB under the symbol "NNOS"; and

     WHEREAS, McFadden is knowledgeable in the areas of business operations of NNOS and possesses skills and experience in mergers and acquisitions and business strategies;

     WHEREAS, McFadden has provided valuable assistance and advice regarding American Stock Exchange and other exchanges upon the shares of NNOS may become listed;

     WHEREAS, NNOS wishes to engage McFadden on a non-exclusive basis as an independent contractor to continue utilizing his skills, business experience, and his business knowledge to assist in completing certain strategic business plans of NNOS to complete an asset roll-up and AMEX merger;

     WHEREAS, NNOS and McFadden intend that this Agreement and the services performed hereunder shall be made, requested and performed in such a manner that this Agreement shall be a "written compensation agreement" as defined in Rule 405 of the Securities and Exchange Commission ("Commission") pursuant to which NNOS may issue "freely tradeable" shares (except as may be limited by "affiliate" status) of its common stock as payment for services rendered pursuant to an S-8 Registration Statement to be filed with the Commission by NNOS; and

     WHEREAS, McFadden is willing to be so retained on the terms and conditions set forth in this Agreement.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1. Engagement. NNOS hereby retains and engages McFadden to perform the following consulting services (the "Consulting Services"):


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     1.1 Duties of McFadden.  McFadden  will  continue to help NNOS evaluate the
28G Real Estate development component of the AMEX merger possibilities and assist in negotiating landowner/shareholders approvals of the project. McFadden will also provide such services and advice to NNOS so as to assist NNOS with matters relating to acquisition targets for NNOS and advise and administer the structure of any such mergers or other acquisitions. Without limiting the generality of the foregoing, McFadden will also assist NNOS in administering, studying and evaluating acquisition proposals, review reports and studies thereon when advisable, and assist in negotiations and discussions pertaining thereof. Nothing contained herein constitutes a commitment on the part of McFadden to find an acquisition target for NNOS or, if such target is action
will  be  completed.   McFadden  will  assist  NNOS  in  creating  its  business
development and business strategy as well as marketing strategies.

     2. Duties Expressly Excluded. This Agreement expressly excludes McFadden from providing any and all capital formation and/or public relation services to NNOS inclusive of but not limited to (i) direct or indirect promotion of NNOS's securities; (ii) assistance in making of a market in NNOS's securities; and
(iii) assistance in obtaining debt and/or equity financing. McFadden shall not have the power of authority to bind NNOS to any transaction without NNOS's prior written consent.

      3. Term. All services performed at the request of NNOS by McFadden shall have been performed within 180 days from the date hereof, at which time this Agreement shall terminate, unless otherwise provided herein; provided, however, this Agreement may be extended for an additional 180 day period by written agreement of NNOS and any of the Consultants.

     4. Consideration. NNOS and McFadden agree that McFadden shall receive from NNOS a fee consisting of the following:

     A. 2,000,000 shares of NNOS's unrestricted common stock shares of the NNOS's Common Stock, par value $0.01 per share (the "Common Stock"), covered by a registration statement of the Company under the Securities Act of 1933, as amended (the "Act"), on Form S-8 (the "S-8 Registration Statement") to be prepared by NNOS at its expense and filed by NNOS with the SEC via EDGAR as soon as practicable. NNOS covenants that the S-8 Registration Statement shall be kept effective until such time as all of the S-8 shares have been sold pursuant thereto. NNOS hereby further agrees to exert its best efforts to cause as expeditiously as is practicable all of the S-8 shares to be certificated and credited by the Depository Trust Company ("DTC") to the securities brokerage account of Consultant specified by Consultant. These shares shall be paid in advance, as consideration for the services already rendered or to be rendered pursuant to this Agreement. These shares shall be issued immediately.

     5. Expenses. McFadden shall bear his out-of-pocket costs and expenses incident to perform the Consulting Services, without a right of reimbursement from NNOS unless such expenses are pre-approved by NNOS.


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     6.  McFadden  Liability.  In the  absence  of gross  negligence  or willful misconduct on the part of McFadden or McFadden breach of any terms of this Agreement, McFadden shall not be liable to NNOS or to any officer, director, employee, stockholder or creditor of NNOS, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where the gross negligence or willful misconduct of McFadden or the breach by McFadden of any terms of this Agreement is alleged and proven, NNOS agrees to defend, indemnify, and hold harmless from and against any
and  all  reasonable  costs,   expenses  and  liability  (including   reasonable
attorney's fees paid in the defense of McFadden) which may in any way result from services rendered by McFadden pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements on behalf of NNOS made by McFadden without the prior approval or authorization of NNOS.

     7. NNOS's Liability. McFadden agrees to defend, indemnify and hold NNOS harmless from an against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of NNOS) which may in any way result pursuant to his gross negligence or willful misconduct or in any connection with any actions taken or statements made on behalf of NNOS without the prior approval or authorization of NNOS or which are otherwise in violation of applicable law.

     8. Representations. McFadden makes the following representations:

            A. McFadden has no prior or existing legally binding obligations that are in conflict with his entering into this Agreement;

            B. McFadden shall not offer or make payment of any consideration to brokers, dealers or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of NNOS's securities;

            C. McFadden is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities Commission;


            D. McFadden activities and operations fully comply with now and will comply with in the future all applicable state and federal securities laws and regulations;

            E. McFadden agrees to reasonably to insure that neither he nor his employees, agents, or affiliates, trade in the securities of client companies while in possession of material non-public information;


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            F.    During  the term of this  Agreement  and for a  period  of two years thereafter, McFadden shall treat as NNOS's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of NNOS. Without limiting the generality of the foregoing, such trade secrets shall include: the identity of NNOS's customers, suppliers and prospective customers and suppliers; the identity of NNOS's creditors and other sources of financing, NNOS's estimating and costing procedures and the costs and gross prices charged by NNOS for its products, the prices or other consideration charged to or required of NNOS by any of its suppliers or potential suppliers; NNOS's sales and promotional policies; and all information relating to entertainment programs or properties being developed or otherwise developed by NNOS. McFadden shall not reveal said trade secrets to others except in the proper exercise of his duties for NNOS, or use their knowledge thereof in any way that would be detrimental to the interest of NNOS, unless compelled to disclose such information by judicial or administrative process; provided, however, that the divulging of information shall not be a breach of this
                  Agreement  to  the  extent  that  such   information  was  (i)
                  previously known by the party to which it is divulged, (ii) already in the public domain, all through no fault of McFadden, or (iii) required to be disclosed by McFadden pursuant to judicial or governmental order. McFadden shall also treat all information pertaining to the affairs of NNOS's
                  suppliers  and  customers   and   prospective   suppliers  and
                  customers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers.

     9. NNOS's Representations. NNOS makes the following representations:

            A. NNOS is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities Commission; and

            B.    NNOS is in good standing in its state of incorporation.

     10. Entire Agreement. This Agreement embodies the entire agreement and understanding between NNOS and McFadden and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

     11. Waiver. No waiver of nay provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     12. Assignment and Binding Effect. This Agreement and the rights hereunder may not be assigned by NNOS (except by operation of law or merger) but shall be freely assignable by McFadden; and it shall be binding upon and inure to the benefits of the parties and their respective successors, assigns and legal representatives.


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     13.  Governing  Law and  Attorney's  Fees.  In the event there is a dispute regarding this Agreement, it shall be governed by Nevada law. Should litigation arise in regard to this Agreement, the prevailing party shall be entitled to costs and the attorney's fees actually incurred. The term "prevailing party" as used in this paragraph means the party that is entitled to recover costs of suit.

     14. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

     15. Headings. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

     16. Further Acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

     17. Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

     18. Independent Contractor Status. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

     19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto duly execute this Agreement as of the date first written above.


NanoSignal Corporation                     Jay McFadden


By: /s/ Scott Ervin                        By: /s/ Jay McFadden
Authorized Corporate Signatory                 Jay McFadden



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